CODE OF ETHICS
MOUNT YALE CAPITAL GROUP, LLC
And its Subsidiaries

Effective Date February 2005
As revised: 2021

You will find definitions of some of the capitalized terms used in this Code of Ethics in Appendix A.

1. SCOPE OF CODE

Mount Yale Investment Advisors, LLC and Princeton Fund Advisors, LLC (collectively, the “Adviser”) have established, maintained and enforced this Code of Ethics to set forth the standards of conduct expected of Employees and to require compliance with the federal securities laws and the Adviser’s fiduciary duties. This Code of Ethics also addresses the personal securities trading activities of Access Persons in an effort to detect and prevent illegal or improper personal securities transactions.

2. STANDARDS OF BUSINESS CONDUCT FOR THE ADVISER AND ALL EMPLOYEES

A. Compliance with Federal Securities Laws

The Adviser and all Employees shall comply with all applicable provisions of the federal securities laws and the regulations related to those laws. In connection with providing investment management services to Clients, this includes prohibiting any activity which directly or indirectly:

• Defrauds a Client in any manner;
• Misleads a Client, including any statement that omits material facts;
• Operates or would operate as a fraud or deceit on a Client;
• Functions as a manipulative practice with respect to a Client; and
• Functions as a manipulative practice with respect to securities.

B. Status as a Fiduciary

The Adviser shall conduct its business at all times consistent with its status as a fiduciary to its Clients. This means the Adviser has affirmative duties of care, loyalty, honesty, and good faith in connection with all of its activities for its Clients and must act in the best interests of its Clients. This includes putting Client interests first at all times.

C. Confidentiality of Information

The Adviser and all Employees have a duty to ensure the confidentiality of Client information, including Client holdings, transactions and securities recommendations. To ensure this duty is fulfilled, the Adviser has adopted this Code of Ethics and the Privacy Policy. All Employees are required to adhere to the provisions of these policies. All Employees are also prohibited from disclosing confidential information concerning the Adviser, including any trade secrets or other proprietary information.

3. SPECIFIC POLICIES APPLICABLE TO ALL EMPLOYEES

A. Employees shall not accept any gift, entertainment or other thing of more than nominal value from any broker-dealer, underwriter or placement agent that does business with or on behalf of any Client. Employees shall not accept any gift, entertainment or other thing of more than nominal value from any vendor or service provider to the Adviser.

B. Neither the Adviser nor Employees shall provide extravagant or excessive gifts, entertainment or other benefits to any Client, prospective client or any entity that does business with or on behalf of the Adviser. No Employee shall have any sort of financial arrangement with or ownership or similar interest in any service provider to the Adviser unless disclosed to and approved by the Adviser.

C. Employees are generally prohibited from serving on the boards of directors of publicly traded companies. An exception may be made only with the approval of the Chief Compliance Officer and only after such person has determined that such service is in the best interests of the Adviser and its Clients. If an Employee is permitted to serve as a director of a publicly-traded company pursuant to this section, the Adviser shall not transact in the securities of such publicly-traded company. For any ETFs or mutual funds where PFA acts as the adviser or sub-adviser, no exceptions are permitted.

D. The Adviser recognizes that certain outside activities of Employees are permissible and will not interfere with the Employee’s duties to the Adviser and to Clients. To ensure that such outside activities do not conflict with any duties to the Adviser or to Clients or otherwise harm the Adviser’s reputation, the Adviser requires that all Employees disclose such outside activities at the inception of the activity and annually thereafter. “Outside activities” include directorships of private companies, public/charitable positions and fiduciary appointments (such as executorship, trusteeship or power of attorney) other than with respect to family members. Questions regarding whether any outside activity conflicts with duties or harms the Adviser’s reputation must be promptly directed to and resolved by the Chief Compliance Officer.

E. Any Employee who discovers a violation or apparent violation of the Code or of an applicable law or regulation must promptly report the matter to the Chief Compliance Officer. Any Employee who discovers that he or she has violated or apparently violated the Code must promptly report the matter to the Chief Compliance Officer. All such reports will be treated confidentially to the extent permitted by law and will be investigated promptly and appropriately. The Adviser prohibits retaliation against individuals who report violations or apparent violations of the Code, applicable law or regulation in good faith and will treat any such retaliation as a further violation of the Code.

F. Any Employee who is contacted by a regulator or other governmental official concerning the Adviser’s business practices must promptly report the matter to the Chief Compliance Officer. Any Employee who is contacted by a third party concerning threatened or actual litigation or other adversary proceeding against the Adviser must promptly report the matter to the Chief Compliance Officer.

G. As noted in Section 2.A above, the Adviser prohibits any activity which directly or indirectly functions as a manipulative practice with respect to securities. This prohibition includes the intentional creation or spreading of false information intended to affect securities prices, or other potentially manipulative conduct. If an Employee has any questions about whether the Employee is in possession of such false information and how to proceed, the Employee is to consult with the Chief Compliance Officer.

H. The Adviser will provide this Code to all Employees upon adoption and to all new Employees upon employment. All Employees must certify that they have received, read and understand this Code, recognize that they are subject to it and will comply with it. The form of certificate is attached to the Code. Alternatively, Employees can make all certifications regarding this Code on the MYRIACompliance website.

I. The Adviser will provide any amendments to the Code promptly to all Employees. Similar certifications will be required for all such amendments.

J. Annually all Employees must certify that they have received, read and understand this Code, recognize that they are subject to it, have complied with it during the period and will comply with it.

4. SPECIFIC POLICIES APPLICABLE TO ALL ACCESS PERSONS

A. No Access Person shall divulge to any person any Client holdings, any recommendation made to a Client, or any contemplated or completed securities transactions or trading strategies of a Client, except as required in the performance of his or her duties and only to the extent such other person has a need to know such information to perform his or her duties.

B. An Access Person shall use his or her best judgment in giving investment advice to Clients and shall not take into consideration his or her personal financial situation or interests in doing so.

C. When engaging in a Personal Securities Transaction, an Access Person shall place the interests of Clients first and avoid any actual or potential conflict of interest or abuse of his or her position. This policy is designed to recognize the fundamental principle that Access Persons owe their chief duty and loyalty to the Adviser and the Adviser’s Clients.

D. Access Persons shall not engage in any Personal Securities Transaction that involves the purchase of Securities in an initial public offering.

E. Personal Securities Transactions involving private placement of Securities require prior approval. Investments in privately placed Securities shall be limited as follows:

(1) Access Persons shall not engage in any Personal Securities Transaction that involves a private placement of Securities without the express prior approval of the Chief Compliance Officer. The request for prior approval must be made in writing or be made on the MyRIACompliance website. In reviewing any such approval request, the Chief Compliance Officer shall consider, among other factors, whether the investment opportunity should be reserved for Clients, and whether the opportunity is being offered to the requesting individual by virtue of his or her position with the Adviser.

(2) Access Persons who have a Beneficial Ownership interest in any Securities obtained through a private placement shall disclose such interest to the Chief Compliance Officer if and when they become aware of or involved in any subsequent consideration of an investment in the same issuer for a Client account. In such case, the decision to invest in the Securities of such an issuer for a Client account shall be subject to the review and approval of the Chief Investment Officer and reported to the Chief Compliance Officer.

F. Access Persons shall not purchase or sell a Beneficial Ownership Interest in a mutual fund or other collective investment vehicle advised by the Adviser or any of its affiliates, including, without limitation, Princeton Fund Advisers, LLC, without the prior approval of the Chief Compliance Officer. Any such request may be made by email to the Chief Compliance Officer or on the MyRIACompliance website. In reviewing any such request, the Chief Compliance Officer will consider, among any other relevant factors, whether the Adviser is in possession of any Material Non-Public Information regarding the mutual fund or other collective investment vehicle. Any purchase or sale should be completed within 5 business days of the Chief Compliance Officer’s approval.

G. Access Persons shall not profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within sixty calendar days. The Chief Compliance Officer may grant an exception to this provision in cases of personal hardship or other appropriate circumstances.

H. Access Persons shall not engage in excessive trading for their personal securities accounts. Excessive trading personal trading by an Access Person diverts such Access Person’s attention from the responsibility of providing services to Client accounts and increases the possibilities for transactions that are in actual or apparent conflict with Client transactions. This Code of Ethics does not define “excessive trading”, but rather leaves such determinations to the judgment of the Chief Compliance Officer based on the circumstances. Access Persons should be aware, however, that if their trades exceed 15 per quarter, the trading activity will be specifically reviewed for excessiveness.

I. When an Access Person engages in a Personal Securities Transaction, unless the Access Person’s brokerage account has been linked through the MyRIACompliance website, the Access Person shall direct that the executing broker send a duplicate copy of the confirmation to the Chief Compliance Officer at the same time as it is provided to such Access Person. Unless the Access Person’s brokerage account has been linked through the MyRIACompliance website, such Access Person shall also direct such broker to provide duplicate copies of any periodic statements on any account maintained by such person (or any other account in which such Access Person has a Beneficial Ownership interest) to the Chief Compliance Officer.

5. ADDITIONAL POLICIES, PROCEDURES AND RESTRICTIONS TO DETECT AND PREVENT INSIDER TRADING

A. Employees must ensure that Material Non-Public Information remains secure, and must not divulge to any person any Material Non-Public Information, except in the performance of their duties.

B. No Insider shall engage in Insider Trading on behalf of himself or herself or others. If an Insider learns of any Material Non-Public Information, he or she shall promptly disclose it to the Chief Compliance Officer. The Chief Compliance Officer shall promptly notify all Employees of the Adviser to abstain (and to use their best efforts to cause their Immediate Family Members to abstain) from all trading in the applicable security. This prohibition on trading shall apply until the Chief Compliance Officer notifies the Employees that the Material Non-Public Information has become public or otherwise has ceased to be Material Non-Public Information. The Insider shall not disclose or divulge such Material Non-Public Information, or the fact that Material Non-Public Information exists, to any other person.

C. Questions regarding whether any information is Material Non-Public Information must be promptly directed to the Chief Compliance Officer.

6. ACCESS PERSON REPORTING REQUIREMENTS

A. Initial Holdings Report; Annual Holdings Report

Each Access Person must provide an initial holdings report to the Chief Compliance Officer within 10 days of becoming an Access Person and thereafter on an annual basis. The form of the report is attached to this Code or may be made on the MyRIACompliance website. The Report must contain data current as of a date not more than forty-five (45) days prior to the date of submission. Access Persons need not report holdings that are not “Securities” as defined in Appendix A of this Code.

B. Quarterly Personal Trading Report

No later than 30 days after the end of each calendar quarter, each Access Person must file a personal trading report with the Chief Compliance Officer. The form of the report is attached to this Code or may be submitted via MyRIA Compliance software. The report must give details concerning all transactions during the quarter in any Security in which the Access Person has, or by reason of any transaction acquired, any Beneficial

Ownership. If no reportable transactions occurred during the quarter, the report must say so. The Chief Compliance Officer must review the personal trading report of each Access Person before filing it.

An Access Person is not required to submit a report with respect to:

(1) holdings that are not “Securities” as defined in this Code;
(2) Securities held in accounts over which the Access Person had no direct or indirect influence or control; nor
(3) transactions effected pursuant to an automatic investment plan.

An Access Person is also not required to submit a transaction report if the report would duplicate information contained in broker trade confirmations or account statements that Adviser keeps in its records so long as the Adviser receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

C. Confidential Treatment

The Adviser shall maintain all holdings and transaction reports in confidence, except to the extent necessary to implement and enforce the provisions of the Code or to comply with valid requests from regulatory authorities.

7. ENFORCEMENT AND SANCTIONS

A. Process and Responsibility

The Chief Compliance Officer has the primary responsibility for determining whether violations of the Code have occurred and if so, for recommending any sanctions with respect to violations. The ultimate responsibility for determining sanctions shall rest with the Chief Executive Officer. If the alleged violator is the Chief Compliance Officer, the matter must be reported to the Chief Executive Officer and the President, who shall have responsibility for enforcing the Code and determining any sanctions.

The Adviser shall maintain a written record of all such violations and any action taken as a result.

A violator of the Code may be terminated, suspended, reduced in salary or position or sanctioned in any other manner in the discretion of the person or persons enforcing the Code. In determining appropriate sanctions, the person or persons enforcing the Code may consider any factors they deem relevant, including, without limitation: (i) the degree of willfulness of the violation; (ii) the severity of the violation; (iii) the extent, if any, to which the violator profited or benefited from the violation; (iv) the adverse effect, if any, of the violation on any Clients; (v) the market value and liquidity of the class of securities involved in the violation; (vi) the prior violations, if any, of this Code by the violator; and (vii) the circumstances of discovery of the violation. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

B. Opportunity to Respond

A person charged with a violation of the Code shall have the opportunity to appear before the person or persons enforcing the Code and to respond to all charges, orally or in writing.

8. RESPONSIBILITIES OF CHIEF COMPLIANCE OFFICER RELATED TO PERSONAL TRADING

A. Initial Holdings Report; Annual Holdings Report

The Chief Compliance Officer shall review and maintain all initial and annual holdings reports. Completion of the review shall be indicated on the report itself and shall involve such considerations as the Chief Compliance Officer deems necessary to enforce the provisions and intent of this Code.

B. Quarterly Personal Trading Reports

The Chief Compliance Officer shall review and maintain all quarterly transaction reports. Completion of the review shall be indicated on the report itself and shall involve such considerations as the Chief Compliance Officer deems necessary to enforce the provisions and intent of this Code.

C. Pre-Clearance for Private Placements

The Chief Compliance Officer shall review and approve or disapprove all Access Person requests to pre-clear Personal Securities Transactions that involve a private placement of Securities. Such review shall involve such considerations as the Chief Compliance Officer deems necessary to enforce the provisions and intent of this Code. The Chief Compliance Officer shall specifically document the reasons for approving or disapproving the request. When a pre-clear trade is approved, the Chief Compliance Officer will verify the trade was executed as approved.

D. Violations or Suspected Violations

If the Chief Compliance Officer becomes aware of a violation or suspected violation of the Code as a result of such review, the Chief Compliance Officer shall take whatever steps deemed necessary to enforce the provisions of the Code, including consulting with outside counsel.

E. Review of Chief Compliance Officer Reports and Requests

To the extent the Chief Compliance Officer submits holdings and transactions reports, or pre-clearance requests pursuant to this Code of Ethics, such reports and requests will be reviewed by the President, who shall act as the “Chief Compliance Officer” under this Code with respect to all such reports and requests.

F. Delegation

The Chief Compliance Officer may delegate certain administrative responsibilities under this Code of Ethics. The Chief Compliance Officer shall retain ultimate responsibility, however, for the administration of the Code of Ethics.

9. OTHER RESPONSIBILITIES OF THE CHIEF COMPLIANCE OFFICER

A. Administrative

• Ensure all Employees receive a copy of the Code of Ethics and sign the certification on an initial and annual basis, as well as for any amendments to the Code of Ethics.
• Determine whether an Employee has Material Non-Public Information, with such assistance as may be required. Further, upon determining that an Employee possesses Material Non-Public Information, enforce the provisions of this Code.

• Receive reports of violations and suspected violations of the Code, investigate them promptly, with such assistance as may be required, and determine whether a violation has occurred.
• Review the operation of the Code on at least an annual basis to determine its adequacy and the effectiveness of its implementation.
•On a periodic basis, but not less than annually, prepare a written report for each Fund client’s CCO and Board of Trustees (1) describing any issues arising under the Code, including but not limited to, information about material violations or underlying procedures and sanctions imposed in response to material violations; (2) a certification that PFA has procedures reasonably designed to prevent Access Persons from violating the Code; and (3) a summary of any changes in procedures made during the past year.
• Update the Code of Ethics as necessary or appropriate in the event of compliance issues, changes in the Adviser’s business activities or regulatory developments.

B. Records Required To Be Kept for Five Years (minimum two years on-site)

•     All initial and annual holdings reports
•    All quarterly personal trading reports
•All brokerage statements submitted in lieu of the holdings or trading reports
•    A copy of the Code of Ethics currently in effect and any that have been in effect within the past five years
•    A record of any violation of the Code of Ethics and of any action taken as a result of the violation
•    All written acknowledgements of the Code of Ethics for each person who is currently, or within the past five years was, an employee or supervised person of the Adviser
•    A list of persons who are currently, or within the past five years were, Access Persons
•    All records documenting the annual review of the Code of Ethics
•    All records of pre-clearance requests to invest in private placements and the responses thereto

APPENDIX A

DEFINITIONS

“Access Person” means any Employee who
• has access to nonpublic information regarding any clients' purchase or sale of securities or nonpublic information regarding the portfolio holdings of any registered fund the Adviser or its affiliates manage, or
• recommends securities for client accounts, or
• has access to securities recommendations for client accounts that are nonpublic.

Directors, Officers, Members and Partners of the Adviser are presumed to be Access
Persons. While employees are generally presumed to be Access Persons, interns and temporary and/or contract employees will generally be presumed not to be an Access Person unless their job duties require them to have access, or perform duties, as listed above within this definition.

“Beneficial Ownership” of a security means a direct or indirect “financial interest” in the security. This means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. In addition to obvious instances of Beneficial Ownership, Beneficial Ownership by a person includes, without limitation, the following examples: securities Beneficially Owned by Immediate Family Members of the person (a presumption rebuttable by evidence to the contrary); securities held by a trust in which the person is a beneficiary; securities held by a partnership in which the person is a general partner or, in some circumstances, owned by a corporation in which the person is a shareholder; securities held in a portfolio from which the person is entitled to a performance-related fee (subject to limited exceptions); and securities held by another person or entity pursuant to any agreement, understanding, relationship or other arrangement giving the person any direct or indirect pecuniary interest.

“Client” means any person for whom or which the Adviser serves as an “investment adviser” within the meaning of Section 202(a)(11) of the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder.

“Chief Compliance Officer” means the person designated by the Adviser to serve as Chief Compliance Officer pursuant to Rule 206(4)-7.

“Employees” include all directors, officers and employees of the Adviser and any other person who provides advice on behalf of the Adviser and is subject to the Adviser’s supervision and control. It is intended that this definition reflect the concept of “Supervised Persons” set forth under the Investment Advisers Act of 1940, as amended.

“Immediate Family Member” of a person includes the person’s spouse, children under the age of 25 years residing with the person, and any trust or estate in which the person or any other Immediate Family Member has a Beneficial Ownership interest.

“Insider” means the Adviser, an Employee of the Adviser and any Immediate Family Member of the Employee. In addition, a person is an Insider if the person enters into a special confidential relationship in the conduct of the affairs of the Adviser and as a result is given access to Material Non-Public Information. Examples include, without limitation, accountants, consultants, advisers, attorneys, bank lending officers and the employees of such organizations.

“Insider Trading” means the use of Material Non-Public Information to trade in a security (whether or not one is an Insider) or the communication of Material Non-Public Information to others. While the meaning of the term is not static, Insider Trading generally includes: (a) trading in a security by an Insider, while in possession of Material Non-Public Information; (b) trading in a security by a person who is not an Insider, while in possession of Material Non-Public Information, where such information either was disclosed to the person in violation of an Insider’s duty to keep it confidential or was misappropriated; and (c) communicating Material Non-Public Information to any person, who then trades in a security while in possession of the information.

“Material Non-Public Information” For purposes of this policy, information is “material” if it has “market significance” in the sense that such information, if disclosed, would be likely to affect the market price of any outstanding securities or would be likely to be considered important by reasonable investors in determining whether to purchase or sell such securities. Information should be deemed “non-public” when it is not yet in general circulation or when the possessor knows or should know that the information is only available to “insiders”. To show that information is public, one should be able to point to some fact demonstrating that the information is generally available, e.g., by disclosure in a press release or public filing.

Although issuers are generally prohibited from selectively disclosing material non-public information, disclosure of such information may occur in the context a of a formal or informal meeting with a company representative. Material non-public information may be in the possession of a service provider to the issuer, such as a lawyer, accountant, investment banker, or consultant. Such information may also be in the possession of friends or relatives of an issuer’s employees or service providers. A person’s relationship with the company is not determinative of whether that person possesses material nonpublic information. Rather, it is the nature of the information itself that must be examined. If the information possessed by an individual satisfies the definition of material non-public information set forth above, that information must be kept confidential and may not be the basis for any securities or other transactions related to the information.

Although it is not possible to identify in a policy all information that could be deemed “material”, some examples relating to issuers would include earnings, dividend actions, mergers and acquisitions, major discoveries, major new products, significant achievements or failures in research or testing activities, major personnel changes, labor negotiations, price changes, major marketing changes, government investigations or significant litigation.

For purposes of this policy, the prohibition on transactions based on the possession of material non-public information includes transactions in all securities and other instruments while in the possession of material non-public information relevant to the transaction. This includes transactions in equity securities and debt securities, including municipal securities and government-issued securities.

“Personal Securities Transaction” means a transaction in a security in which a person has or thereby acquires Beneficial Ownership. A person is considered to be “engaging in” or “effecting” a Personal Securities Transaction if the person, directly or indirectly, directs, participates in or receives advance notification or advice regarding such transaction.

“Security” means (except as set forth below) any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

“Security” does not include:

• Direct obligations of the Government of the United States;
• Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
• Shares issued by money market funds;
• Shares issued by open-end funds, unless the Adviser or an affiliate of the Adviser acts as the investment adviser for the open-end mutual fund; and
• Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, unless the Adviser or an affiliate of the Adviser acts as the investment adviser for the open-end mutual fund.

HOLDINGS REPORT OF ACCESS PERSONS

Mount Yale’s Code of Ethics and SEC regulations require that each employee disclose any and all securities accounts held personally or by an immediate family or household member for which the employee has beneficial ownership. (Refer to Mount Yale’s Personal Trading Policy for the definition of “beneficial ownership.”)

This is an Initial holdings report, Annual holdings report for the year________________
☐                ☐

You must submit this report to the Chief Compliance Officer not later than 10 days after you become an Access Person and thereafter no later than January 31st of each year. You should carefully review the Code of Ethics before completing the Report. Please direct questions regarding the completion of this Report to our Compliance Department.

Please list any existing securities accounts below. Mount Yale will contact the firms which hold your accounts to request duplicate confirmations and statements. Remember, upon opening any new securities accounts, please request that duplicate confirmations and statements be sent to:

Mount Yale Capital Group, LLC
Attention: Compliance Department
8000 Norman Center Drive
Suite 630
Minneapolis, MN 55437

☐    I do not have any personal securities accounts.
(If you checked this box, go to signature line)

Securities Account Number	Account Name	Name of Firm and Full Address

__________________________________
__________________________________	__________________________________	__________________________________
__________________________________
__________________________________	__________________________________	__________________________________
__________________________________
__________________________________	__________________________________	__________________________________

I certify that the above information is true and correct and agree to arrange for duplicate confirmations and statements to be sent to Mount Yale’s Compliance Department for any new personal securities accounts opened subsequent to this date.

Employee Signature_______________________________________ Date

Employee (printed) Name

For Compliance Department Use Only: Compliance Reviewer__________________________________ Date

QUARTERLY TRANSACTION REPORT OF ACCESS PERSONS
(for the Quarter Ended , )

You must submit this Report to the Chief Compliance Officer not later than 30 days after the end of each calendar quarter. You should carefully review the Code of Ethics before completing the Report. Capitalized terms in this Report have the same meanings as defined in the Code of Ethics. Please direct questions regarding the completion of this Report to the Chief Compliance Officer.

•    You need not include transactions of the type described in Section 6.B of the Code or involving securities other than “Securities” as defined in this Code.

•    If you had no reportable transactions during the quarter, put an “X” in the following box o, and skip to the signature line.

•    If you wish to make a statement that this Report should not be construed as an admission that you have any Beneficial Ownership in a security listed in the Report, please put an asterisk (*) next to the reported transaction(s) in that Security.

•    Set forth the following information with respect to reportable transactions during the quarter in any security in which you have, or by reason of such transaction acquired, any Beneficial Ownership in the security:**

Date of Transaction/ Number of Nature of
Name of Issuer/ Shares or Transaction
Title or Description Principal (purchase, Unit Total Broker, Dealer of Security Amount sale or other) Price Price or Bank Involved

(If you need additional space, please attach additional pages.)

The answers to the foregoing (including any attached statements) are true and correct to the best of my information and belief.

Name of Access Person

Dated: ,
Signature of Access Person

** Alternatively, you may attach broker-dealer or other statements reflecting those transactions as long as the statements contain all the information required by this Report. If you attach statements, write “See attached statements” on the face of the Report.

Chief Compliance Officer Initials: ____________ Date: ____________

Private Placement Approval Request
Please Print.

Employee Name:
Employee Position:
Mount Yale Phone Extension/Number:
Name of Issuer/Company:
Dollar amount of private placement:
Dollar amount of your intended investment:
Does this company have publicly traded securities? ☐ Yes ☐ No
How were you offered the opportunity to invest in this private placement?
____________________________________________________________________________________________________
________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

What is the nature of your relationship with the individual or entity?
____________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

Was the opportunity because of your position with Mount Yale?
____________________________________________________________________________________________________

Would it appear to the SEC or other parties that you are being offered the opportunity to participate in an exclusive, very limited offering as a way to curry favor with you or your colleagues at
Mount Yale?

Are you inclined to invest in the private placement on behalf of the funds/accounts you manage?
☐ Yes ☐ No

Would any other Mount Yale funds/accounts want to invest in this private placement?
☐ Yes ☐ No

Date you require an answer:

Attachments: ☐ business summary ☐ prospectus ☐ offering memorandum

**********************************************************

Compliance Use Only

☐ Approved ☐ Denied

Signature	Date

ACKNOWLEDGMENT OF CODE OF ETHICS

Please indicate below whether this is an initial acknowledgement, an annual acknowledgement, or an acknowledgement of an amended Code of Ethics.

____ Initial ____ Annual ____ Amended

You must review the Adviser’s Code of Ethics before completing this Acknowledgment. Terms defined in the Code of Ethics have the same meanings in this Acknowledgment. You must give this Acknowledgment directly to the Chief Compliance Officer.

For the initial and annual acknowledgements, please complete the following: as of the date below, I participate in the following outside activities (as discussed in the Code of the Ethics).

Name of Organization Position

I REPRESENT AND CERTIFY THAT I HAVE RECEIVED, READ, UNDERSTOOD AND WILL COMPLY WITH THE CODE OF ETHICS AND UNDERSTAND THAT I AM SUBJECT TO THE CODE. IF THIS IS AN ANNUAL CERTIFICATION, I FURTHER REPRESENT AND CERTIFY THAT I HAVE COMPLIED WITH THE CODE DURING THE PRECEDING YEAR.

Please direct questions regarding the completion of this Acknowledgment to the Chief Compliance Officer.

    Name of Employee

Dated: ,
    Signature of Employee